As filed with the Securities and Exchange Commission on December 29, 2005

Registration No. 333-65776

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INSIGHT COMMUNICATIONS COMPANY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	13-4053502
(State of incorporation)	(I.R.S. Employer Identification Number)

810 7th Avenue

New York, New York 10019

(917) 286-2300

(Address and telephone number of Registrant’s principal executive offices)

Elliot Brecher, Esq.

Senior Vice President and General Counsel

Insight Communications Company, Inc.

810 7th Avenue

New York, New York 10019

(917) 286-2300

(Name, address and telephone number of agent for service)

Copies of all communications and notices to:

Joseph H. Schmitt, Esq.

Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, NY 10020

Tel: (212) 768-6700

Fax: (212) 768-6800

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Deregistration of Securities

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-65776) (the “Registration Statement”) filed on July 25, 2001 with the Securities and Exchange Commission by Insight Communications Company, Inc. (the “Registrant”). The Registration Statement registered for offer and sale by the Registrant (a) Class A common stock, $0.01 par value (“Class A common stock”), of the Registrant; (b) preferred stock, $0.01 par value (“preferred stock”), of the Registrant; (c) debt securities of the Registrant; (d) warrants to purchase Class A common stock, preferred stock or debt securities of the Registrant; and (e) subscription rights to purchase Class A common stock, preferred stock or debt securities of the Registrant, in such amounts as would have resulted in an aggregate initial offering price for all securities of $500 million.

On December 16, 2005, pursuant to an Agreement and Plan of Merger, dated as of July 28, 2005, between the Registrant and Insight Acquisition Corp. (“Insight Acquisition”), Insight Acquisition was merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”). As a result of the Merger, each share of Class A common stock of the Registrant (other than shares held by Insight Acquisition and stockholders who have perfected their appraisal rights under Delaware law) was converted into the right to receive $11.75 in cash.

The Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 1, any and all securities registered under the Registration Statement that have not been issued prior to the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Post-Effective Amendment No. 1 to Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 29, 2005.

Insight Communications Company, Inc.

By:	/s/	Michael S. Willner
Michael S. Willner
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sidney R. Knafel	Chairman of the Board and Director	December 29, 2005
Sidney R. Knafel

/s/ Michael S. Willner	Vice Chairman, President, Chief Executive	December 29, 2005
Michael S. Willner	Officer and Director (Principal Executive
Officer)

/s/ Dinni Jain	Executive Vice President, Chief Operating	December 29, 2005
Dinni Jain	Officer and Director

/s/ John Abbot	Senior Vice President and Chief Financial	December 29, 2005
John Abbot	Officer (Principal Financial Officer)

/s/ Daniel Mannino	Senior Vice President and Controller	December 29, 2005
Daniel Mannino	(Principal Accounting Officer)

/s/ Geraldine B. Laybourne	Director	December 28, 2005
Geraldine B. Laybourne

/s/ Amos B. Hostetter, Jr.	Director	December 28, 2005
Amos B. Hostetter, Jr.

Stephen C. Gray	Director

William E. Kennard	Director

Michael J. Connelly	Director

/s/ James A. Attwood, Jr.	Director	December 28, 2005
James A. Attwood, Jr.